Exhibit 99.1

PRESS RELEASE

For information contact:

Jim Storey

Director, Investor Relations & Corporate Communications

704.973.7107

jstorey@horizonlines.com

HORIZON LINES REPORTS SECOND-QUARTER FINANCIAL RESULTS

Quarter Negatively Impacted by China Service, High Fuel Prices

Debt Refinancing Definitive Transaction Expected in August

CHARLOTTE, NC, July 29, 2011 – Horizon Lines, Inc. (NYSE: HRZ) today reported financial results for the fiscal second quarter ended June 26, 2011.

Financial results are being presented on a continuing operations basis, excluding discontinued logistics operations.

Comparison of GAAP and Non-GAAP Earnings from Continuing Operations
(in millions, except per share data)*	Quarters Ended
	06/26/11	06/20/10
GAAP:
Operating revenue	$307.5	$291.4
Net (loss) income	$(7.0)	$4.1
Net (loss) income per diluted share	$(0.22)	$0.14

Non-GAAP:*
EBITDA	$19.7	$28.3
Adjusted EBITDA	$6.3	$29.4
Adjusted net (loss) income	$(20.9)	$5.2
Adjusted net (loss) income per share	$(0.67)	$0.17
* See attached schedules for reconciliation of second-quarter 2011 and 2010 reported GAAP results to Non-GAAP results.

On a GAAP basis, the second-quarter net loss from continuing operations totaled $7.0 million, or $0.22 per diluted share, on revenue from continuing operations of $307.5 million. On an adjusted basis, the company recorded a second-quarter net loss from continuing operations of $20.9 million, or $0.67 per diluted share, after adjustments totaling a negative $13.9 million, or $0.45 a share. The adjusted net loss excludes the net reversal of $18.2 million related to legal settlements. The amounts include $19.2 million from the reversal of the $30.0 million charge recorded in the fourth quarter of fiscal 2010 for the company’s antitrust settlement with the U.S. Department of Justice. As previously

Horizon Lines 2nd Quarter 2011	Page 2 of 15

disclosed, the company originally agreed to a fine of $45.0 million, payable over five years without interest, to resolve the DOJ’s antitrust investigation related to domestic ocean shipping. That fine was reduced to $15.0 million in April, and the $19.2 million reversal represents the change in present value of the fine. The net legal settlement exclusion is partially offset by $4.8 million in charges related to an impairment on cranes held for sale that were originally destined for Alaska, antitrust-related legal expenses, refinancing costs, employee severance, and the associated tax impact of $0.5 million (see the reconciliation tables for specific line-item amounts).

In the year-ago second quarter, Horizon Lines reported net income from continuing operations of $4.1 million, or $0.14 per diluted share, on revenue of $291.4 million. On an adjusted basis, net income from continuing operations totaled $5.2 million, or $0.17 per diluted share, after excluding antitrust-related legal expenses and costs for early retirement of certain union employees totaling $1.1 million, or $0.03 per share.

Container volume for the 2011 second quarter totaled 75,208 loads, a 16.4% increase from 64,596 loads for the same period a year ago. The volume growth was due to the company’s new China service, which began operating in December 2010. Excluding China, volume totaled 61,315 loads, a decrease of 2,908 loads, or 4.5%, from 64,223 loads a year ago. Relative to the 2010 second quarter, volumes were up in Alaska and Guam, and down in Puerto Rico and Hawaii.

Container rates, net of fuel, for the 2011 second quarter fell 7.9% to $2,989 from $3,246 a year ago. The reduction was due to the addition of China volume, with lower average and declining rates, and the continued pricing pressures in Puerto Rico. Excluding China, container rates, net of fuel, rose 0.7% to $3,278 in the second quarter from a year ago.

Volume, Rates and Fuel
	Quarters Ended
	06/26/11	06/20/10	Change
Volume :
Domestic Ocean Services*	61,315	64,223	(4.5) %
China	13,893	373	NM
Total	75,208	64,596	16.4%

Unit Revenue Per Container:
Total	$ 3,852	$ 3,934	(2.1) %
Net of Fuel	$ 2,989	$ 3,246	(7.9) %
Net of Fuel, excluding China*	$ 3,278	$ 3,254	0.7%

Average Fuel Cost:	$ 669	$ 475	40.9%
* Alaska, Hawaii, Puerto Rico & Guam NM: Not Meaningful

Horizon Lines 2nd Quarter 2011	Page 3 of 15

The company’s vessels delivered 83% on-time performance, measured to the minute, in the second quarter, 10 percentage points below the 93% on-time performance recorded in the same quarter a year ago. The decline was mostly due to delays in the trans-Pacific service related to fog and port congestion in Asia, as well as extra mileage required to avoid the radioactive plume resulting from the nuclear plant incident in Fukushima, Japan. Combined on-time performance for Alaska, Hawaii and Puerto Rico was 91%.

Vessel utilization was 59% during the quarter, compared with 60% in 2010, while vessel availability remained near 100%, driven by the company’s comprehensive fleet maintenance program.

“Soft container rates in the trans-Pacific market and high fuel prices pushed our second-quarter financial performance significantly below last year’s,” said Stephen H. Fraser, President and Chief Executive Officer. “Trans-Pacific rates remained under pressure throughout most of the quarter, as some large international carriers continued to take aggressive rate actions amid capacity expansion in the tradelane. This excess capacity pressured overall volumes in June, resulting in further deterioration of spot rates and the postponement of peak-season surcharges. In addition, average fuel costs during the quarter were up 41% from a year ago.

“The start-up of a new trans-Pacific service has coincided with one of the most challenging periods in the history of the tradelane,” Mr. Fraser said. “The revenue shortfalls and costs associated with this service negatively impacted adjusted EBITDA by approximately $16.0 million in the second quarter, or by $10.6 million when compared against the previous year’s performance under the Maersk agreements, which ended in December.

“Looking at our traditional domestic ocean shipping business, Alaska and Hawaii continued to demonstrate operating profitability during the second quarter, although higher fuel costs and volume declines in Puerto Rico and Hawaii negatively impacted results relative to a year ago,” Mr. Fraser said. “Rate pressures also persisted in Puerto Rico, due largely to overcapacity in the tradelane. In contrast, our operation in Alaska operated at near-full capacity utilization during the quarter and also continued to generate strong third-party terminal services revenue.

“During the quarter, we continued to focus on cost management and efficient customer service,” Mr. Fraser added. “We worked to preserve liquidity by significantly reducing operating costs, and we are continuing to move towards a comprehensive restructuring of our existing debt.”

Second-Quarter 2011 Financial Highlights

Operating Revenue – Second-quarter operating revenue from continuing operations increased 5.5% to $307.5 million from $291.4 million a year ago. Fuel surcharges accounted for approximately 20.7% of total revenue in the 2011 second quarter, and 15.0% of total revenue in the year-ago quarter. The largest factors in the $16.1 million revenue improvement were: a $29.3 million increase in revenue from the new China

Horizon Lines 2nd Quarter 2011	Page 4 of 15

service; a $14.0 million growth in fuel surcharges; a $1.0 million improvement in non-transportation services revenue; and $1.3 million in domestic revenue container rate increases. These gains were partially offset by a $20.0 million revenue decline resulting from lost space charter revenue, approximately $19.0 million of which was related to the expired Maersk TP1 contract, and a $9.5 million decline in revenue related to domestic volume shortfalls.

Operating Revenue Change (in millions)
	Second Quarter	Six Months

International revenue	$29.3	$52.5
Fuel Surcharges	14.0	16.1
Terminal services	1.0	4.7
Domestic Rate / Mix	1.3	3.6
Space charter	(20.0)	(40.7)
Domestic volume	(9.5)	(9.4)
Total Increase	$16.1	$26.8

Operating Income – GAAP operating income from continuing operations for the second quarter totaled $4.3 million, compared with $14.0 million a year ago. The GAAP operating income includes the $18.2 million net reversal related to legal settlements and $4.8 million in charges related to equipment impairment, antitrust-related legal expenses, refinancing costs, and employee severance (see reconciliation tables for specific line-item amounts). The 2010 second-quarter GAAP operating income includes $1.0 million in antitrust-related legal expenses and $0.1 million in costs for union employee severance. Adjusting for these items, the second-quarter 2011 adjusted operating loss from continuing operations totaled $9.1 million, compared with adjusted operating income from continuing operations of $15.1 million a year ago. Second-quarter 2011 operating results were negatively impacted by the termination of various Maersk agreements, lower fuel recovery, reduced domestic container volumes and lower rates. These negative factors were partially offset by vessel labor and lease savings, inland rail and trucking savings, and strong non-transportation/terminal services revenue.

EBITDA – EBITDA from continuing operations totaled $19.7million for the 2011 second quarter, compared with $28.3 million for the same period a year ago. Adjusted EBITDA from continuing operations for the second quarter of 2011 was $6.3 million, compared with $29.4 million for 2010. EBITDA and adjusted EBITDA for the 2011 and 2010 second quarters were impacted by the same factors affecting operating income, as noted in the table below:

Horizon Lines 2nd Quarter 2011	Page 5 of 15

	Second Quarter	Second Quarter
Adjusted EBITDA Change* (in thousands)
	Second Quarter	Six Months
2010 Adjusted EBITDA	$29,434	$ 42,703
Termination of Maersk agreements*	(20,536)	(42,355)
Fuel recovery shortfall deterioration	(6,919)	(14,553)
Rate, net of fuel, decline	(3,922)	(3,751)
Domestic volume shortfall	(3,795)	(4,728)
Equipment required after Maersk termination	(1,699)	(3,491)
Vessel operating costs	(1,219)	219
Sale of joint venture	(799)	(760)
Space charter revenue reduction	(595)	(1,160)
No vessel incidents in 2011	-	2,206
Non-transportation revenue gain	695	2,973
Cost savings initiatives	3,635	4,251
China volume	11,596	22,850
Other	409	101
2011 Adjusted EBITDA*	$6,285	$ 4,505

*Termination of Maersk agreements includes loss of TP1 trans-Pacific fixed-income stream, terminal services, and additional expenses associated with stevedoring and containers.

Shares Outstanding – The company had a weighted daily average of 31.0 million fully diluted shares outstanding for the second quarter of 2011, compared with 30.9 million a year ago.

Six-Month Results – For the six months ended June 26, 2011, operating revenue from continuing operations increased 4.8% to $592.9 million from $566.0 million for the same period in 2010. EBITDA from continuing operations totaled $12.3 million compared with $40.4 million a year ago. Adjusted EBITDA for the first six months of 2011 totaled $4.5 million, after excluding the $18.2 million net reversal related to legal settlements and $10.4 million in antitrust-related legal expenses, impairment charges, refinancing costs and severance-related charges (see reconciliation tables for specific line-item amounts). Adjusted EBITDA for the first six months of 2010 totaled $42.7 million, after excluding charges related to antitrust-related legal expenses and severance-related charges totaling $2.3 million. The net loss from continuing operations for the 2011 six-month period totaled $40.3 million, or $1.30 per share, compared with a net loss from continuing operations of $7.6 million, or $0.24 per share, for the same period a year earlier. The adjusted net loss from continuing operations for the first six months of 2011 totaled $48.6 million, or $1.57 per share, compared with an adjusted net loss from continuing operations of $5.2 million, or $0.17 per share, a year ago.

Liquidity, Credit Facility Compliance & Debt Structure – As of June 26, 2011, the company had total liquidity of $21.3 million, consisting of $3.4 million in cash and $17.9 million of revolver availability. The company’s trailing 12-month interest coverage and senior secured leverage ratios were 1.88 times and 5.17 times, respectively, in compliance with the amended credit agreement requirement for the second quarter of above 1.5 times and below 6.25 times, respectively. Funded debt outstanding totaled

Horizon Lines 2nd Quarter 2011	Page 6 of 15

$611.3 million, compared with $585.3 million at the end of the first quarter, and $563.1 million a year ago. The funded debt outstanding at June 26, 2011, consisted of $272.9 million in senior secured debt, $330.0 million in convertible notes, and $8.4 million of capital lease obligations, at a weighted average interest rate of 5.63%.

The company’s senior secured debt matures in August 2012, but the maturity will accelerate to February 2012 if the convertible notes are not refinanced or if arrangements are not made for their refinancing by that date. The company expects to experience a covenant breach under the senior credit facility in connection with the amended financial covenants upon the close of the third quarter of 2011, when covenant ratios tighten to above 2.75 times for interest coverage and below 3.0 times for senior secured leverage. The company anticipates that it will be refinanced prior to any possible covenant noncompliance, or will work with its lenders and their advisors to obtain waivers and amendments.

Please see attached schedules for the reconciliation of second-quarter and first-half 2011 and 2010 reported GAAP results and Non-GAAP adjusted results.

Second-Quarter Tradelane Review

Second-quarter volume in Alaska improved from a year ago, and business conditions strengthened from the first-quarter due to seasonality and the state’s improving economy. The company’s Alaska business continued to benefit from third-party terminal services operations, and also experienced growth in seafood, groceries and refrigerated commodities, as well as household goods. The company expects volumes to remain strong through the third quarter.

In Hawaii, second-quarter volume contracted from a year ago, as the business environment remained challenging due to the state’s slow and uneven economic recovery. A gradual recovery in tourism is expected to slowly add jobs, although overall construction remains flat and the state government continues to operate under fiscal constraints. The company believes the steady military sector and the gradual economic recovery will help stabilize volumes as the year progresses.

Second-quarter volume in Puerto Rico declined from a year ago, due to the island’s continuing recession and ongoing overcapacity. However, the company expects volume to improve in the second half of the year, due in part to the recent decision by a competitor to suspend vessel service from the Northeast.

The company’s new China service experienced a very challenging second quarter due to general market rate softness and high fuel prices. The company expects to operate at near-full capacity through the third quarter, but at significantly lower-than-anticipated container rates. The overcapacity situation has caused some carriers to pull out of the market or postpone seasonal sailings, which might help stabilize rates.

Horizon Lines 2nd Quarter 2011	Page 7 of 15

In Guam, the company’s second-quarter volume increased from a year ago, due to service and schedule improvements combined with some growth in construction project business. While overall tradelane volume remains stable, the company expects its second-half volumes to improve from year-earlier levels, due largely to service improvements and construction projects. Additional new construction projects associated with the military buildup are expected to be placed on hold until the U.S. and Japan agree to a new timeline for the military relocation from Okinawa to Guam. In late June, the two countries agreed to delay the move beyond 2014, increasing the likelihood that spending associated with the Guam buildup will be gradual and spread over numerous years.

Outlook & Refinancing Update

While challenges remain in the second half of 2011, the company is somewhat encouraged by developments in its domestic ocean business. Volume and business trends in Alaska remain strong, and Hawaii volumes are showing signs of stabilization, as the state’s economy continues to slowly improve. Puerto Rico remains in a multi-year recession, but volumes and prices could begin to stabilize, partly as a result of a competitor’s recent decision suspend vessel operations from the port of Philadelphia.

The company’s new trans-Pacific express service to China remains significantly challenged by the depressed rate environment and high fuel prices, despite good customer support and the recent departure of some new carriers serving the tradelane.

“Financially, we anticipate that our China service will continue to operate at a sizeable loss in absolute terms and at a significant deficit relative to the revenue and operating profit generated by the previous Maersk business,” Mr. Fraser said. “However, the rate of loss should begin to improve in the third quarter. Overall, we expect adjusted EBITDA to improve in the second half from the same period a year ago, as a result of stabilizing fuel prices and more secure conditions in our Jones Act markets. Due to the second-quarter shortfall, we now expect full-year adjusted EBITDA will be below our previous projections.”

Regarding the company’s refinancing, Horizon Lines and the majority of the holders of its 4.25% convertible senior notes continue to make significant progress in negotiations concerning certain substantive modifications to the recapitalization transaction announced on June 1, 2011, and the parties anticipate completing such negotiations and announcing a definitive transaction in the next several weeks. There is no assurance that negotiations will be successful.

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA, free cash flow and results excluding certain costs and expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the

Horizon Lines 2nd Quarter 2011	Page 8 of 15

impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

About Horizon Lines

Horizon Lines, Inc. is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia and Puerto Rico. The company provides express trans-Pacific service between the U.S. West Coast and the ports of Ningbo and Shanghai in China, manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “anticipate,” “will,” “may,” “expect,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: our ability to maintain adequate liquidity to operate our business; our ability to repay our indebtedness; volatility in fuel prices and in freight rates; decreases in shipping volumes; or our ability to continue as a going concern.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. See the section entitled “Risk Factors” in our Form 10-K filed with the SEC on March 28, 2011, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any

Horizon Lines 2nd Quarter 2011	Page 9 of 15

of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

(Tables Follow)

Horizon Lines 2nd Quarter 2011	Page 10 of 15

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	June 26,	December 26,
	2011	2010
Assets
Current assets
Cash	$3,389	$2,751
Accounts receivable, net of allowance of $6,768 and $6,959 at June 26, 2011 and December 26, 2010, respectively	129,066	112,196
Prepaid vessel rent	4,131	4,076
Materials and supplies	35,665	29,413
Deferred tax asset	3,250	2,964
Assets held for sale	15,420	18,215
Assets of discontinued operations	1,367	6,883
Other current assets	13,162	7,406

Total current assets	205,450	183,904
Property and equipment, net	170,696	176,442
Goodwill	314,149	314,149
Intangible assets, net	74,910	80,824
Other long-term assets	29,756	30,438

Total assets	$794,961	$785,757

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$31,666	$43,413
Current portion of long-term debt, including capital leases	593,767	508,793
Accrued vessel rent	3,697	3,697
Current liabilities of discontinued operations	579	3,699
Other accrued liabilities	111,041	108,499

Total current liabilities	740,750	668,101
Capital leases, net of current portion	6,661	7,530
Deferred rent	15,790	18,026
Deferred tax liability	5,222	4,775
Other long-term liabilities	25,030	47,533

Total liabilities	793,453	745,965

Stockholders’ equity
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	-	-
Common stock, $.01 par value, 100,000 shares authorized, 34,707 shares issued and 30,907 shares outstanding as of June 26, 2011 and 34,546 shares issued and 30,746 shares outstanding as of December 26, 2010	347	345
Treasury stock, 3,800 shares at cost	(78,538)	(78,538)
Additional paid in capital	193,758	193,266
Accumulated deficit	(113,331)	(73,843)
Accumulated other comprehensive loss	(728)	(1,438)

Total stockholders’ equity	1,508	39,792

Total liabilities and stockholders’ equity	$794,961	$785,757

Horizon Lines 2nd Quarter 2011	Page 11 of 15

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarters Ended		Six Months Ended
	June 26,	June 20,	June 26,	June 20,
	2011	2010	2011	2010

Operating revenue	$307,527	$291,387	$592,881	$566,045
Operating expense:
Vessel	117,040	98,454	225,210	200,899
Marine	61,603	53,622	121,771	105,538
Inland	54,806	45,256	104,683	87,202
Land	36,985	35,591	74,556	71,437
Rolling stock rent	11,717	10,018	23,263	19,823

Cost of services (excluding depreciation expense)	282,151	242,941	549,483	484,899
Depreciation and amortization	11,280	11,030	22,493	21,875
Amortization of vessel dry-docking	4,081	3,318	8,158	6,371
Selling, general and administrative	22,107	20,959	46,396	41,476
Impairment charge	2,818	-	2,818	-
Legal settlements	(19,202)	-	(19,202)	-
Miscellaneous (income) expense, net	(52)	(825)	437	(690)

Total operating expense	303,183	277,423	610,583	553,931
Operating income (loss)	4,344	13,964	(17,702)	12,114
Other expense:
Interest expense, net	12,910	9,846	23,626	19,676
Loss on modification of debt	11	-	630	-
Other expense, net	14	6	30	5

(Loss) income from continuing operations before income tax (benefit) expense	(8,591)	4,112	(41,988)	(7,567)
Income tax (benefit) expense	(1,585)	(13)	(1,671)	3

(Loss) income from continuing operations	(7,006)	4,125	(40,317)	(7,570)
Income (loss) from discontinued operations	1,590	(475)	830	(2,024)

Net (loss) income	$(5,416)	$3,650	$(39,487)	$(9,594)

Basic and diluted net (loss) income per share:
Continuing operations	$(0.22)	$0.14	$(1.30)	$(0.24)
Discontinued operations	0.05	$(0.02)	0.03	$(0.07)

Basic and diluted net (loss) income per share	$(0.17)	$0.12	$(1.27)	$(0.31)

Number of shares used in calculation:
Basic	31,018	30,595	30,971	30,431
Diluted	31,018	30,942	30,971	30,431

Dividends declared per common share	$-	$0.05	$-	$0.10

Horizon Lines 2nd Quarter 2011	Page 12 of 15

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 26,	June 20,
	2011	2010

Cash flows from operating activities:
Net loss from continuing operations	$(40,317)	$(7,570)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12,332	11,716
Amortization of other intangible assets	10,161	10,159
Amortization of vessel dry-docking	8,158	6,371
Amortization of deferred financing costs	2,018	1,700
Impairment charge	2,818	-
Legal settlement	(19,202)	-
Loss on modification of debt	630	-
Deferred income taxes	161	44
Gain on equipment disposals	(368)	-
Gain on sale of interest in joint venture	-	(724)
Stock-based compensation	364	1,563
Accretion of interest on convertible notes	5,764	5,313
Accretion of interest on legal settlements	284	-
Changes in operating assets and liabilities:
Accounts receivable	(19,280)	(5,750)
Materials and supplies	(6,251)	2,263
Other current assets	(5,755)	(1,226)
Accounts payable	(11,747)	(2,276)
Accrued liabilities	1,554	(6,137)
Vessel rent	(1,894)	(14,115)
Vessel dry-docking payments	(7,966)	(10,764)
Accrued legal settlements	(884)	-
Other assets/liabilities	(838)	322

Net cash used in operating activities	(70,258)	(9,111)

Cash flows from investing activities:
Purchases of property and equipment	(7,041)	(5,442)
Proceeds from the sale of property and equipment	1,402	234
Proceeds from the sale of interest in joint venture	-	1,100

Net cash used in investing activities	(5,639)	(4,108)

Cash flows from financing activities:
Borrowing under revolving credit facility	97,500	75,500
Payments on revolving credit facility	(9,000)	(45,500)
Payments on long-term debt	(9,375)	(9,375)
Payments of financing costs	(6,848)	-
Payments on capital lease obligations	(783)	-
Dividends to stockholders	-	(3,060)
Common stock issued under employee stock purchase plan	-	70

Net cash provided by financing activities	71,494	17,635

Net (decrease) increase in cash from continuing operations	(4,403)	4,416
Net increase (decrease) in cash from discontinued operations	5,041	(6,263)

Net increase (decrease) in cash	638	(1,847)
Cash at beginning of period	2,751	6,419

Cash at end of period	$3,389	$4,572

Horizon Lines 2nd Quarter 2011	Page 13 of 15

Horizon Lines, Inc.

Adjusted Operating (Loss) Income Reconciliation

($ in Thousands)

	Six Months Ended	Six Months Ended	Six Months Ended	Six Months Ended
	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 26, 2011	June 20, 2010	June 26, 2011	June 20, 2010
Operating Income (Loss)	$4,344	$13,964	$(17,702)	$12,114
Adjustments:
Impairment Charge	2,818	-	2,818	-
Antitrust Legal Expenses	949	1,030	3,128	1,988
Refinancing Costs	878	-	878	-
Union/Other Severance	151	97	2,964	360
Legal Settlements	(18,202)	-	(18,202)	-

Total Adjustments	(13,406)	1,127	(8,414)	2,348

Adjusted Operating (Loss) Income	$(9,062)	$15,091	$(26,116)	$14,462

Horizon Lines, Inc.

Adjusted Net (Loss) Income Reconciliation

($ in Thousands)

	Six Months Ended	Six Months Ended	Six Months Ended	Six Months Ended
	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 26, 2011	June 20, 2010	June 26, 2011	June 20, 2010
Net (Loss) Income	$(5,416)	$3,650	$(39,487)	$(9,594)
Net Income (Loss) from Discontinued Operations	1,590	(475)	830	(2,024)

Net (Loss) Income from Continuing Operations	(7,006)	4,125	(40,317)	(7,570)

Adjustments:
Impairment Charge	2,818	-	2,818	-
Antitrust Legal Expenses	949	1,030	3,128	1,988
Loss on Modification of Debt/Other Refinancing Costs	889	-	1,508	-
Union/Other Severance	151	97	2,964	360
Accretion of legal settlement	45	-	284	-
Legal Settlement	(18,202)	-	(18,202)	-
Tax Impact of Adjustments	(521)	(7)	(775)	(5)

Total Adjustments	(13,871)	1,120	(8,275)	2,343

Adjusted Net (Loss) Income from Continuing Operations	$(20,877)	$5,245	$(48,592)	$(5,227)

Horizon Lines 2nd Quarter 2011	Page 14 of 15

Horizon Lines, Inc.

Adjusted Net (Loss) Income Per Share Reconciliation

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 26, 2011	June 20, 2010	June 26, 2011	June 20, 2010
Net (Loss) Income Per Share	$(0.17)	$0.12	$(1.27)	$(0.31)
Net Income (Loss) Per Shares from Discontinued Operations	0.05	(0.02)	0.03	(0.07)

Net (Loss) Income Per Share from Continuing Operations	(0.22)	0.14	(1.30)	(0.24)

Adjustments Per Share:
Impairment Charge	0.09	-	0.09	-
Antitrust Legal Expenses	0.03	0.03	0.10	0.06
Loss on Modification of Debt/Other Refinancing Costs	0.03	-	0.05	-
Union/Other Severance	-	-	0.10	0.01
Loss on Modification of Debt	-	-	-	-
Legal Settlements	(0.59)	-	(0.59)	-
Tax Impact of Adjustments	(0.01)	-	(0.03)	-

Total Adjustments	(0.45)	0.03	(0.27)	0.07

Adjusted Net (Loss) Income Per Share from Continuing Operations	$(0.67)	$0.17	$(1.57)	$(0.17)

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

($ in Thousands)

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 26, 2011	June 20, 2010	June 26, 2011	June 20, 2010
Net (Loss) Income	$(5,416)	$3,650	$(39,487)	$(9,594)
Net Income (Loss) from Discontinued Operations	1,590	(475)	830	(2,024)

Net (Loss) Income from Continuing Operations	(7,006)	4,125	(40,317)	(7,570)

Interest Expense, Net	12,910	9,846	23,626	19,676
Tax (Benefit) Expense	(1,585)	(13)	(1,671)	3
Depreciation and Amortization	15,361	14,348	30,651	28,246

EBITDA	19,680	28,306	12,289	40,355
Impairment Charge	2,818	-	2,818	-
Antitrust Legal Expenses	949	1,030	3,128	1,988
Loss on Modification of Debt/Other Refinancing Costs	889	-	1,508	-
Union/Other Severance	151	97	2,964	360
Legal Settlements	(18,202)	-	(18,202)	-

Adjusted EBITDA	$6,285	$29,433	$4,505	$42,703

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require the Company to maintain certain interest expense coverage and leverage ratios, w hich contain EBITDA, and (iii) EBITDA is a measure used by our management team to make day-to-day operating decisions. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, for making day-to-day operating decisions and w hen determining the payment of discretionary bonuses.

Horizon Lines 2nd Quarter 2011	Page 15 of 15

Horizon Lines, Inc.

June YTD Free Cash Flow

($ in millions)

	2011	2010
Adjusted EBITDA	$4.5	$42.7
Stock Based Compensation	0.4	1.6
Gain on Equipment Disposals	(0.5)	(0.7)
Working Capital	(42.3)	(6.8)
Vessel Payments in Access of Accrual	(1.9)	(14.1)
Annual Cash Incentive Plan	-	(4.7)
Capital Expenditures	(7.1)	(5.4)
Dry-Dock Expenditures	(8.0)	(11.2)
Sale of joint venture	-	1.1
Interest, Net	(13.2)	(13.1)
Proceeds from Equipment Disposals	1.4	0.2
Taxes	(0.1)	0.1

Adjusted Free Cash Flow	(66.8)	(10.3)
Antitrust Legal Expenses	(5.8)	(2.6)
Restructuring Charge Payments	(0.9)	(0.1)
Equipment Impairment	(0.5)	-
Union / Other Severance	(1.0)	(0.2)

Free Cash Flow	(75.0)	(13.2)
Debt Borrowing	97.5	75.5
Debt/Capital Lease Payments	(19.2)	(54.9)
Financing Fees / Loss of Debt Modification	(7.7)	-
Dividends	-	(3.0)

Net Cash Flow for Continuing Operations	$(4.4)	$4.4

Net Cash Flow for Discontinued Operations	5.0	(6.3)

Net Cash Flow	$0.6	$(1.9)

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